First Niagara Approved to Participate in the Treasury
Department’s Capital Purchase Program

LOCKPORT, N.Y., October 27, 2008 -- The U.S. Treasury Department released the names of several financial institutions from across the country that have been approved to receive capital under the government’s newly announced Capital Purchase Program (CPP). Included in the list of strong and sound financial institutions who have been requested to participate in the government’s program is First Niagara Financial Group, Inc. (Nasdaq: FNFG).

“First Niagara is pleased to be a named participant in this wave of the program,” the Company’s President and CEO John R. Koelmel said. “First Niagara continues to be a leader in challenging times. We are supportive of the Treasury Department’s efforts and remain strongly committed to supporting the economy in Upstate New York.”

The Treasury Department approved investment in First Niagara of up to $186 million, the maximum allowed based on the constructs of the CPP, including purchasing First Niagara senior preferred shares and receiving warrants to purchase First Niagara common stock in an amount equal to 15% of the senior preferred investment. The CPP is an element of the Treasury Department’s broad set of actions which are intended to infuse equity in healthy financial institutions that form the backbone of the U.S. financial system. Subject to a review of program terms and conditions, First Niagara expects to leverage the proceeds to further accelerate its growth strategy as well as to opportunistically assess acquisition prospects.

Earlier this month, First Niagara completed a successful follow on stock offering raising more than $108 million in new capital.

“Inclusion as a participant in this wave of the Capital Purchase Program provides further affirmation of our sound, strong and disciplined business model,” Koelmel said. “We have the utmost confidence that we can leverage the nearly $300 million in capital raised from our stock offering and from the Treasury Department’s program for the further benefit of our customers, shareholders and the communities we are so proud to serve.”

Forward-Looking Statements
This press release contains forward-looking statements with respect to the proposed offering of common stock by First Niagara Financial Group, Inc. Forward-looking statements are generally identified by the use of words “believe,” “expect,” “intend,” “anticipate,” “estimate,” and other similar expressions.  These forward-looking statements involve certain risks and uncertainties.  You should not place undue reliance on such statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, (1) adverse developments in the capital markets in general or in the markets for financial institutions stock in particular; (2) changes in legislation or regulatory requirements affecting financial institutions, including the current debate in Congress as to restructuring the financial services industry; (3) changes in the interest rate environment; and (4) adverse changes in general economic conditions.

About First Niagara Financial Group
First Niagara Financial Group, Inc., through its wholly owned subsidiary First Niagara Bank, has assets of $9.0 billion and deposits of $5.8 billion. First Niagara Bank is a full-service, community-focused bank that provides financial services to individuals, families and businesses through 114 branches and four Regional Market Centers across Upstate New York. For more information, visit www.fnfg.com.

Officer Contacts
John R. Koelmel	President and Chief Executive Officer
Michael W. Harrington	Chief Financial Officer
Anthony M. Alessi	Investor Relations Manager
(716) 625-7692
tony.alessi@fnfg.com
Leslie G. Garrity	Public Relations and Corporate Communications Manager
(716) 625-7528
leslie.garrity@fnfg.com